Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	HighCape Capital Acquisition LLC

Address of Joint Filer:	c/o HighCape Capital Acquisition Corp. 452 Fifth Street, 21st Floor New York, New York 10018

Relationship of Joint Filer to Issuer:	10% Owner, Director by Deputization

Issuer Name and Ticker or Trading Symbol:	HighCape Capital Acquisition Corp. [CAPA]

Date of Event Requiring Statement (Month/Day/Year):	09/03/2020

Name of Joint Filer:	Matt Zuga

Address of Joint Filer:	c/o HighCape Capital Acquisition Corp. 452 Fifth Street, 21st Floor New York, New York 10018

Relationship of Joint Filer to Issuer:	Chief Financial Officer, Chief Operating Officer and Director

Issuer Name and Ticker or Trading Symbol:	HighCape Capital Acquisition Corp. [CAPA]

Date of Event Requiring Statement (Month/Day/Year):	09/03/2020